CHOICE HOTELS INTERNATIONAL REPORTS 2022 FIRST QUARTER RESULTS
First quarter domestic RevPAR exceeded 2019 levels by 10.4%; applications for new domestic franchise agreements increased 46% year-over-year

ROCKVILLE, Md., May 10, 2022 – Choice Hotels International, Inc. (NYSE: CHH), one of the world's largest lodging franchisors, reported its results today for the three months ended March 31, 2022.

“Building on the record year we had in 2021, where we surpassed 2019 RevPAR and profitability levels, Choice Hotels’ proven business model once again delivered impressive quarterly results, and we expect this momentum to continue as we approach the summer leisure travel season,” said Patrick Pacious, president and chief executive officer, Choice Hotels. “With consumers prioritizing spending on leisure travel and continually looking to discover the great American outdoors, our hotels are in the right locations to capture this growing travel demand. We are confident that our long-term investments, compelling franchisee value proposition, and strong financial health, combined with underlying consumer trends that favor leisure travel, limited-service hotels and longer stay occasions, will allow us to drive sustainable growth in 2022 and beyond.”

Highlights of first quarter 2022 results include (note that RevPAR metrics are compared to 20191):

•Domestic systemwide revenue per available room (RevPAR) growth increased by 10.4% for first quarter 2022, compared to the same period of 2019, and outperformed the total industry by 13 percentage points. RevPAR growth was driven by an increase in average daily rate (ADR) of 9.3% and a 60-basis-point increase in occupancy levels versus first quarter 2019.

•Domestic systemwide RevPAR growth has surpassed 2019 levels for ten consecutive months through March 31, 2022, a trend that has continued in the second quarter of 2022 with April RevPAR increasing approximately 16%, compared to April of 2019. RevPAR for full-year 2022 is expected to increase between 10% and 13%, compared to full-year 2019.

•Applications received for new domestic franchise agreements increased by 46% in first quarter 2022, compared to the same period of 2021.

•The company's domestic effective royalty rate for first quarter 2022 increased 3 basis points over first quarter 2021 to 5.05% and is expected to increase by approximately 5 basis points for full-year 2022, compared to full-year 2021.

1 2019 comparison data is shown for comparable prior year periods for context in light of the pandemic’s impact on industry performance in 2021.

•Total revenues increased 41% to $257.7 million for first quarter 2022, compared to the same period of 2021. Total revenues excluding marketing and reservation system fees increased 43% to $131.1 million for first quarter 2022, compared to the same period of 2021.

•Net income increased $45.1 million to $67.4 million for first quarter 2022, representing diluted earnings per share (EPS) of $1.20, a 200% increase over first quarter 2021.

•First quarter adjusted net income, excluding certain items described in Exhibit 7, increased 82% to $57.7 million from first quarter 2021, representing adjusted diluted EPS of $1.03, an 81% increase from first quarter 2021.

•Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for first quarter 2022 was $96.6 million, a 53% increase from the same period of 2021.

•Adjusted EBITDA margin for first quarter 2022 reached 74%, a 470-basis-point increase from the same period of 2021.

•During first quarter 2022, the company returned $28 million to shareholders in the form of cash dividends and share repurchases.

RevPAR Performance Trends

•Choice Hotels’ domestic portfolio achieved RevPAR index gains of 320 basis points versus local competitors for first quarter 2022, compared to the same period of 2019, driven by both ADR and occupancy index gains. All of the Choice Hotels’ chain scale segments in which the company competes achieved RevPAR index share gains versus local competition for first quarter 2022, compared to the same period of 2019.

•The company’s extended-stay portfolio has consistently exceeded 2019 RevPAR levels since April 2021 and achieved domestic systemwide RevPAR growth of 19.2% in first quarter 2022, compared to the same period of 2019. The WoodSpring Suites brand achieved RevPAR growth of 27.2% in first quarter 2022, compared to the same period of 2019, driven by occupancy levels of 77% and a 24% increase in ADR.

•The company’s overall midscale portfolio has consistently surpassed 2019 RevPAR levels since June 2021 and achieved domestic systemwide RevPAR growth of 7.5% in first quarter 2022 compared to the same period of 2019. In first quarter 2022, the Comfort family brand’s domestic systemwide RevPAR growth outperformed the upper-midscale chain scale by 750 basis points, compared to the same period of 2019.

•The company’s upscale portfolio continued to achieve domestic systemwide RevPAR share gains versus its local competitors for first quarter 2022, compared to the same period of 2019, with the Cambria Hotels brand posting gains of 920 basis points for first quarter 2022.

Additional details for the company’s first quarter 2022 results are as follows:

Revenues

•First quarter 2022 domestic royalties totaled $87 million, a 38% increase from the same period of 2021.

•Initial franchise and relicensing fees revenues increased 55% to $8.4 million for first quarter 2022, compared to the same period of 2021.

•Procurement services revenues increased 4% to $11.7 million for first quarter 2022, compared to the same period of 2021.

Development

•The company awarded 93 domestic franchise agreements in first quarter 2022, a 4% increase compared to the same period of 2021. Excluding the multi-unit transaction for 22 properties as part of the company's strategic alliance with Penn National Gaming in 2021, domestic franchise agreements increased 39% in first quarter 2022, compared to the same period of 2021.

•The number of domestic franchise agreements awarded for new construction hotels more than doubled in first quarter 2022, compared to the same period of 2021.

•Of the total domestic agreements awarded in first quarter 2022, 88% were for the company’s upscale, midscale and extended-stay brands.

•The company’s extended-stay portfolio continued its rapid expansion, reaching 478 domestic hotels as of March 31, 2022, a 5.3% increase since March 31, 2021, with the domestic pipeline reaching 350 hotels awaiting conversion, under construction or approved for development. The number of new domestic franchise agreements awarded for the company’s extended-stay portfolio increased more than threefold for first quarter 2022, compared to the same period of 2021.

•The number of domestic franchise agreements awarded for the company’s midscale segment increased 45% for first quarter 2022, compared to the same period of 2021. In first quarter 2022, the Comfort brand family’s domestic franchise agreements for conversion hotels increased by 56% compared to the same period of 2021.

•For first quarter 2022, the Cambria Hotels brand more than tripled the number of domestic franchise agreements awarded, compared to the same period of 2021.

•The number of domestic hotels and rooms, as of March 31, 2022, decreased 1.2% and 2.8%, respectively, from March 31, 2021. Excluding the impact from the previously announced departure of 17 AMResorts®-branded properties and the exit of 41 underperforming assets from the portfolio in fourth quarter 2021, the company’s domestic upscale, midscale and extended-stay segments reported a 0.7% increase in units compared to March 31, 2021. For full-year 2022, the number of domestic upscale, midscale and extended-stay units is expected to grow between 1% and 2%, compared to full-year 2021.

•The company's total domestic pipeline of hotels awaiting conversion, under construction or approved for development, as of March 31, 2022, reached 864 hotels, representing nearly 78,000 rooms, a 3.5% increase in rooms from December 31, 2021. This pipeline does not include applications received or master development agreements which commit to future franchise development.

Balance Sheet and Liquidity

The company further strengthened its liquidity position in first quarter 2022 and continues to benefit from its primarily franchise-only business model, which has historically provided a stable earnings stream, low capital expenditure requirements and significant free cash flow. As of March 31, 2022, the company’s total available liquidity consisting of cash and available borrowing capacity through the revolving credit facility increased 37% to $1.13 billion, compared to March 31, 2021. The company generated cash flow from operations of $63.9 million for first quarter 2022, an increase of $63.8 million from the same period of 2021.

Shareholder Returns

During the three months ended March 31, 2022, the company paid cash dividends totaling $13.2 million. Based on the current quarterly dividend rate of $0.2375 per common share outstanding, the company expects to pay dividends of $53 million during 2022, compared to total dividends of $25 million paid in 2021.

During first quarter 2022, the company repurchased $14.8 million of common stock under its stock repurchase program, as well as through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company's equity incentive plans. As of March 31, 2022, the company had 3.3 million shares of common stock remaining under the current share repurchase authorization.

Conference Call

Choice Hotels International will conduct a conference call on, May 10, 2022, at 10:30 a.m. Eastern Time to discuss the company’s first quarter 2022 earnings results. The dial-in number to listen to the call domestically is (888) 349-0087 and the number for international participants is (412) 317-5259. A live webcast and accompanying materials will also be available on the company’s investor relations website, http://investor.choicehotels.com/ and can be accessed via the Financial Performance and Presentations tab.

About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. With nearly 7,000 hotels, representing nearly 600,000 rooms, in 35 countries and territories as of March 31, 2022, the Choice® family of hotel brands provides business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "expect," "estimate," "believe," "anticipate," "should," "will," "forecast," "plan," "project," "assume," or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management's current beliefs, assumptions and expectations regarding future events, which, in turn, are based on information currently available to management. Such statements may relate to projections of the company's revenue, expenses, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock and other financial and operational measures, including occupancy and open hotels, RevPAR, the company's ability to benefit from any rebound in travel demand, the company's liquidity, the impact of COVID-19 and economic conditions on our future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, continuation or resurgence of the COVID-19 pandemic, including with respect to new strains or variants; the rate, pace and effectiveness of vaccination in the broader population; changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending and the demand for travel, transient and group business; the impact of COVID-19 on the global hospitality industry, particularly but not exclusively in the U.S. travel market; the success of our mitigation efforts in response to the COVID-19 pandemic; the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption; the timing and amount of future dividends and share repurchases; changes to general, domestic and foreign economic conditions, including access to liquidity and capital as a result of COVID-19; future domestic or global outbreaks of epidemics, pandemics or contagious diseases, or fear of such outbreaks; changes in law and regulation applicable to the travel, lodging or franchising industries; foreign currency fluctuations; impairments or declines in the value of the company's assets; operating risks common in the travel, lodging or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; the commercial acceptance of our Software-as-a-Service (“SaaS”) technology solutions division's products and services; our ability to grow our franchise system; exposure to risks related to our hotel development, financing and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; cyber security and data breach risks; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations, especially in areas currently most affected by COVID-19; the outcome of litigation; and our ability to effectively manage our indebtedness and secure our indebtedness. These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measurements

The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, adjusted EBITDA margins, adjusted selling, general and administrative (SG&A) expenses, revenues excluding marketing and reservation system activities, adjusted net income and adjusted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibit 7, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income, SG&A, EPS and total revenues. The company's calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited. We discuss management's reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit, income taxes and legal costs, exceptional allowances recorded as a result of COVID-19’s impact on the collectability of receivables, and gains/losses on sale/disposal and impairment of assets primarily related to hotel ownership and development activities to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Adjusted SG&A, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and Margin: Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA Margin reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise-agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by marketing and reservation system activities. We consider adjusted EBITDA and adjusted EBITDA margins to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures and expand our business. We also use these measures, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company's capital structure, debt levels and credit ratings, and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. These measures also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A are excluded from EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company's net income. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company's franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and EPS exclude the impact of surpluses or deficits generated from marketing and reservation system activities. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company's franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance. We consider adjusted net income and adjusted EPS to be indicators of operating performance because excluding these items allow for period-over-period comparisons of our ongoing operations.

Revenues, Excluding Marketing and Reservation System Activities: The company reports revenues, excluding marketing and reservation system activities. These non-GAAP measures we present are commonly used measures of performance in our industry and facilitate comparisons between the company and its competitors. Marketing and reservation system activities are excluded, as the company's franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance.

Contacts

Scott Oaksmith, Senior Vice President, Real Estate and Finance
Allie Summers, Director, Executive Reporting and Investor Relations

IR@choicehotels.com

© 2022 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc. and Subsidiaries				Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended March 31,
			Variance
	2022	2021	$	%

REVENUES

Royalty fees	$90,739	$66,047	$24,692	37%
Initial franchise and relicensing fees	8,402	5,427	2,975	55%
Procurement services	11,683	11,191	492	4%
Marketing and reservation system	126,637	91,521	35,116	38%
Owned hotels	12,037	4,354	7,683	176%
Other	8,229	4,407	3,822	87%
Total revenues	257,727	182,947	74,780	41%

OPERATING EXPENSES

Selling, general and administrative	30,324	30,267	57	0%
Depreciation and amortization	6,231	6,362	(131)	(2)%
Marketing and reservation system	113,650	98,173	15,477	16%
Owned hotels	8,154	4,147	4,007	97%
Total operating expenses	158,359	138,949	19,410	14%

Gain on sale of asset	29	—	29	NM

Operating income	99,397	43,998	55,399	126%

OTHER INCOME AND EXPENSES, NET
Interest expense	11,470	11,777	(307)	(3)%
Interest income	(1,280)	(1,281)	1	0%
Other (gains) losses	1,716	(1,205)	2,921	(242)%
Equity in net (gain) loss of affiliates	(244)	5,997	(6,241)	(104)%
Total other income and expenses, net	11,662	15,288	(3,626)	(24)%

Income before income taxes	87,735	28,710	59,025	206%
Income tax expense	20,344	6,373	13,971	219%
Net income	$67,391	$22,337	$45,054	202%

Basic earnings per share	$1.21	$0.40	$0.81	203%

Diluted earnings per share	$1.20	$0.40	$0.80	200%

Choice Hotels International, Inc. and Subsidiaries		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share amounts)	March 31,	December 31,
	2022	2021

ASSETS

Cash and cash equivalents	$527,209	$511,605
Accounts receivable, net	175,051	153,147
Other current assets	85,758	96,909
Total current assets	788,018	761,661

Property and equipment, net	394,950	377,367
Intangible assets, net	311,079	312,389
Goodwill	159,196	159,196
Notes receivable, net of allowances	67,649	66,451
Investments in affiliates	28,126	27,967
Operating lease right-of-use assets	31,869	34,183
Investments, employee benefit plans, at fair value	34,173	33,946
Other assets	156,968	158,664

Total assets	$1,972,028	$1,931,824

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable	$89,826	$81,169
Accrued expenses and other current liabilities	81,265	104,472
Deferred revenue	89,724	81,538
Current portion of long-term debt	216,486	216,351
Liability for guest loyalty program	86,212	86,765
Total current liabilities	563,513	570,295

Long-term debt	844,426	844,123
Deferred revenue	108,165	105,785
Liability for guest loyalty program	42,350	41,785
Operating lease liabilities	32,549	35,492
Deferred compensation & retirement plan obligations	38,893	38,690
Other liabilities	27,487	29,772

Total liabilities	1,657,383	1,665,942

Total shareholders' equity	314,645	265,882

Total liabilities and shareholders' equity	$1,972,028	$1,931,824

Choice Hotels International, Inc. and Subsidiaries		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three months ended March 31,

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$67,391	$22,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,231	6,362
Depreciation and amortization – marketing and reservation system	7,154	5,815
Gain on sale of asset	(29)	—
Franchise agreement acquisition cost amortization	3,784	3,044
Stock compensation and other charges	7,555	5,026
Interest and investment loss (income)	1,909	(2,059)
Deferred income taxes	(3,119)	(1,378)
Equity in net loss of affiliates, less distributions received	230	5,997
Franchise agreement acquisition costs, net of reimbursements	(12,435)	(6,770)
Change in working capital and other	(14,747)	(38,254)
NET CASH PROVIDED BY OPERATING ACTIVITIES	63,924	120

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(26,809)	(9,364)
Investment in intangible assets	(1,208)	(885)
Contributions to investments in affiliates	(268)	(968)
Purchases of investments, employee benefit plans	(2,818)	(551)
Proceeds from sales of investments, employee benefit plans	1,853	1,992
Issuance of notes receivable	(1,245)	—
Collections of notes receivable	63	63
Proceeds from sale of asset	8,494	—
Other items, net	(529)	—
NET CASH USED IN INVESTING ACTIVITIES	(22,467)	(9,713)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(14,802)	(5,046)
Dividends paid	(13,204)	—
Proceeds from exercise of stock options	2,211	2,845
NET CASH USED IN FINANCING ACTIVITIES	(25,795)	(2,201)

Net change in cash and cash equivalents	15,662	(11,794)
Effect of foreign exchange rate changes on cash and cash equivalents	(58)	(24)
Cash and cash equivalents at beginning of period	511,605	234,779

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$527,209	$222,961

									Exhibit 4
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended March 31, 2022			For the Three Months Ended March 31, 2021			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(1)	$98.88	55.6%	$55.00	$80.50	48.9%	$39.34	22.8%	670	bps	39.8%
Sleep	87.04	54.8%	47.67	72.72	47.6%	34.65	19.7%	720	bps	37.6%
Quality	82.75	47.7%	39.47	69.90	42.2%	29.51	18.4%	550	bps	33.8%
Clarion(2)	85.56	38.3%	32.76	69.39	33.0%	22.91	23.3%	530	bps	43.0%
Econo Lodge	65.17	44.8%	29.17	58.26	41.4%	24.09	11.9%	340	bps	21.1%
Rodeway	67.66	47.1%	31.88	58.85	43.7%	25.69	15.0%	340	bps	24.1%
WoodSpring Suites	56.23	77.0%	43.29	47.31	74.3%	35.13	18.9%	270	bps	23.2%
MainStay	80.50	57.7%	46.46	70.48	51.4%	36.21	14.2%	630	bps	28.3%
Suburban	60.99	67.7%	41.32	50.34	65.4%	32.94	21.2%	230	bps	25.4%
Cambria Hotels	142.76	55.2%	78.77	100.76	42.4%	42.73	41.7%	1,280	bps	84.3%
Ascend Hotel Collection	131.71	49.1%	64.66	110.30	42.5%	46.88	19.4%	660	bps	37.9%

Total	$84.31	52.8%	$44.50	$69.54	47.1%	$32.74	21.2%	570	bps	35.9%

Effective Royalty Rate

	For the Quarter Ended
	March 31, 2022	March 31, 2021

System-wide(3)	5.05%	5.02%

(1) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(2) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(3) Includes United States and Caribbean countries and territories

									Exhibit 5
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended March 31, 2022			For the Three Months Ended March 31, 2019			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(1)	$98.88	55.6%	$55.00	$90.78	55.9%	$50.77	8.9%	(30)	bps	8.3%
Sleep	87.04	54.8%	47.67	82.35	55.7%	45.89	5.7%	(90)	bps	3.9%
Quality	82.75	47.7%	39.47	75.87	48.0%	36.41	9.1%	(30)	bps	8.4%
Clarion(2)	85.56	38.3%	32.76	78.39	43.2%	33.83	9.1%	(490)	bps	(3.2)%
Econo Lodge	65.17	44.8%	29.17	59.50	42.2%	25.10	9.5%	260	bps	16.2%
Rodeway	67.66	47.1%	31.88	60.70	44.4%	26.98	11.5%	270	bps	18.2%
WoodSpring Suites	56.23	77.0%	43.29	45.36	75.0%	34.04	24.0%	200	bps	27.2%
MainStay	80.50	57.7%	46.46	82.51	58.7%	48.46	(2.4)%	(100)	bps	(4.1)%
Suburban	60.99	67.7%	41.32	58.67	69.6%	40.86	4.0%	(190)	bps	1.1%
Cambria Hotels	142.76	55.2%	78.77	134.26	61.3%	82.26	6.3%	(610)	bps	(4.2)%
Ascend Hotel Collection	131.71	49.1%	64.66	115.97	56.4%	65.40	13.6%	(730)	bps	(1.1)%

Total	$84.31	52.8%	$44.50	$77.17	52.2%	$40.29	9.3%	60	bps	10.4%

Effective Royalty Rate

	For the Quarter Ended
	March 31, 2022	March 31, 2019

System-wide(3)	5.05%	4.84%

(1) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(2) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(3) Includes United States and Caribbean countries and territories

							Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	March 31, 2022		March 31, 2021		Variance

	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort(1)	1,662	130,983	1,648	129,785	14	1,198	0.8%	0.9%
Sleep	416	29,332	409	28,831	7	501	1.7%	1.7%
Quality	1,641	122,576	1,691	128,093	(50)	(5,517)	(3.0)%	(4.3)%
Clarion(2)	188	21,464	183	21,951	5	(487)	2.7%	(2.2)%
Econo Lodge	726	43,534	762	46,258	(36)	(2,724)	(4.7)%	(5.9)%
Rodeway	521	30,062	544	31,212	(23)	(1,150)	(4.2)%	(3.7)%
WoodSpring Suites	306	36,854	296	35,631	10	1,223	3.4%	3.4%
MainStay	102	7,072	92	6,504	10	568	10.9%	8.7%
Suburban	70	6,246	66	6,365	4	(119)	6.1%	(1.9)%
Cambria Hotels	58	7,996	57	8,058	1	(62)	1.8%	(0.8)%
Ascend Hotel Collection	204	21,427	219	27,864	(15)	(6,437)	(6.8)%	(23.1)%

Domestic Franchises(3)	5,894	457,546	5,967	470,552	(73)	(13,006)	(1.2)%	(2.8)%

International Franchises	1,102	120,168	1,171	133,215	(69)	(13,047)	(5.9)%	(9.8)%

Total Franchises	6,996	577,714	7,138	603,767	(142)	(26,053)	(2.0)%	(4.3)%

(1) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(2) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(3) Includes United States and Caribbean countries and territories

		Exhibit 7
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

REVENUES EXCLUDING MARKETING AND RESERVATION ACTIVITIES
(dollar amounts in thousands)	Three Months Ended March 31,

	2022	2021

Total Revenues	$257,727	$182,947
Adjustments:
Marketing and reservation system revenues	(126,637)	(91,521)
Revenues excluding marketing and reservation system activities	$131,090	$91,426

ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(dollar amounts in thousands)	Three Months Ended March 31,

	2022	2021

Total Selling, General and Administrative Expenses	$30,324	$30,267
Mark to market adjustments on non-qualified retirement plan investments	1,725	(1,425)
Operational restructuring charges	—	(447)
Share-based compensation	(3,594)	(2,351)
Exceptional allowances attributable to COVID-19	—	(133)
Adjusted Selling, General and Administrative Expenses	$28,455	$25,911

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") AND ADJUSTED EBITDA MARGINS
(dollar amounts in thousands)	Three Months Ended March 31,

	2022	2021

Net income	$67,391	$22,337
Income tax expense	20,344	6,373
Interest expense	11,470	11,777
Interest income	(1,280)	(1,281)
Other (gains) losses	1,716	(1,205)
Equity in operating net (gain) loss of affiliates, net of impairments	(244)	1,192
Loss on impairment of affiliate	—	4,805
Gain on sale of asset	(29)	—
Depreciation and amortization	6,231	6,362
Mark to market adjustments on non-qualified retirement plan investments	(1,725)	1,425
Operational restructuring charges	—	447
Share-based compensation	3,594	2,351
Exceptional allowances attributable to COVID-19	—	133
Marketing and reservation system reimbursable (surplus) deficit	(12,987)	6,652
Franchise agreement acquisition costs amortization	2,162	1,726
Adjusted EBITDA	$96,643	$63,094

Revenues excluding marketing and reservation system activities	$131,090	$91,426

Adjusted EBITDA margins	73.7%	69.0%

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)
(dollar amounts in thousands, except per share amounts)	Three Months Ended March 31,

	2022	2021

Net income	$67,391	$22,337
Adjustments:
Loss on impairment of affiliate	—	3,719
Gain on sale of asset	(22)	—
Operational restructuring costs	—	336
Exceptional allowances attributable to COVID-19	—	103
Marketing and reservation system reimbursable (surplus) deficit	(9,701)	5,149
Adjusted Net Income	$57,668	$31,644

Diluted Earnings Per Share	$1.20	$0.40
Adjustments:
Loss on impairment of affiliate	—	0.07
Gain on sale of asset	—	—
Operational restructuring costs	—	0.01
Exceptional allowances attributable to COVID-19	—	—
Marketing and reservation system reimbursable (surplus) deficit	(0.17)	0.09
Adjusted Diluted Earnings Per Share (EPS)	$1.03	$0.57